Exhibit 3.13

CERTIFICATE OF FORMATION

OF

CABRILLO POWER II LLC

1.         The name of the limited liability company is Cabrillo Power II LLC.

2.         The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Cabrillo Power II LLC on this 11th day of December, 1998.

CABRILLO POWER II LLC

By:	/s/ Craig A. Mataczynski
Name:	Craig A. Mataczynski
Title:	Authorized Person